PEOPLES BANCORP
              212 West Seventh Street o Auburn, Indiana 46706-1723
                    Phone: (260)925-2500 o Fax: (260)925-1733



                                                               December 10, 2004


Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Peoples Bancorp, the holding company for Peoples Federal Savings Bank of DeKalb County ("Peoples") and First Savings Bank ("First Savings"). The meeting will be held at the Auburn Cord Duesenberg Museum, located at 1600 S. Wayne Street, Auburn, Indiana 46706, on Wednesday, January 12, 2005, at 2:00 p.m. local time.

As described in the accompanying materials, the stockholders are being asked at the annual meeting to elect three Directors and to approve the appointment of the Company's independent auditors. During the meeting, members of the Company's management will also report on operations and other matters affecting the Company, and will be available to respond to stockholders' questions.

Your vote is very important regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Peoples Bancorp is sincerely appreciated.



Sincerely,
/s/Roger J. Wertenberger
Chairman of the Board

                                 PEOPLES BANCORP
                               212 West 7th Street
                              Auburn, Indiana 46706

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on January 12, 2005


     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Peoples Bancorp (the "Company"), will be held at the Auburn Cord Duesenberg Museum, located at 1600 S. Wayne Street, Auburn, Indiana, on Wednesday, January 12, 2005, at 2:00 p.m., local time (the "Meeting"), for the following purposes:

1.   To elect three directors.

2. To approve the appointment of BKD LLP, independent certified public accountants, as the auditors of the Company for the fiscal year ending September 30, 2005.

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     As of the date of mailing, the Board of Directors is not aware of any other matters that may come before the Meeting.

     The Board of Directors has selected November 30, 2004, as the record date for the Meeting. Only those stockholders of the Company of record at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.


Cheryl L. Taylor
Corporate Secretary

Auburn, Indiana
December 10, 2004

                                 PEOPLES BANCORP
                             212 West Seventh Street
                              Auburn, Indiana 46706

                         Annual Meeting of Stockholders

                                 PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Bancorp (the "Company"), for use at the annual meeting of the stockholders of the Company to be held on Wednesday, January 12, 2005, and at any adjournments or postponements thereof (the
"Meeting"). The Annual Report to Stockholders for the fiscal year ended September 30, 2004, and a form of proxy to be voted at the meeting are being furnished to stockholders with this Proxy Statement. The approximate date of mailing of this proxy statement is December 10, 2004.

     The close of business on November 30, 2004 has been selected as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On that date, 3,367,304 shares of the Company's Common Stock, par value $1.00 per share, were outstanding. Stockholders will be entitled to one vote for each share of the Company's Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders.

     The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. A plurality of the votes cast by stockholders in person or by proxy at the annual meeting will be necessary for approval of Proposal 1 described herein. The affirmative vote of majority of the shares held by stockholders present in person or by proxy at the annual meeting will be necessary for approval of Proposal 2.

     All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no instructions are given, signed proxies will be voted in favor of the election of the directors named in this proxy statement and in favor of Proposal 2. Abstentions and broker non-votes (shares as to which a broker indicates that it does not have authority to vote) are counted for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will have the same effect as a vote "against" Proposal 2.

     The Board of Directors does not know of any business, other than that described herein, to be presented for action at the annual meeting. However, if any other business is properly presented before the annual meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Any stockholder has the power to revoke his proxy at any time before it is voted at the annual meeting by giving written notice of such revocation (including the delivery of a duly executed proxy bearing a later date) to Cheryl L. Taylor, the Secretary of Peoples Bancorp, PO Box 231, 212 West 7th Street, Auburn, Indiana 46706, or upon request if the stockholder is present at the Meeting and chooses to vote in person.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     One director will be elected at the meeting to serve for a two-year period and two directors will be elected at the meeting to serve for a three-year period. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein. G. Richard Gatton has been appointed to run again in order to level out the number of directors running each year.

     The Board of Directors unanimously recommends that stockholders vote "FOR" each of the named nominees to the Company's Board of Directors.

          The following table lists the directors and their terms for both Peoples Federal Savings Bank (the "Bank") and the Company. The table also sets forth the number of shares of the Company's Common Stock beneficially owned by the directors of the Company and by the directors and executive officers of the Company as a group as of November 30, 2004.

                                           NOMINEES FOR ELECTION AS DIRECTORS

                                                                   Present Shares of
                                               Director   Term       Common Stock        Percent
        Name (Age)             Position         Since     Expires  Beneficially owned   of Class (1)
        ----------             --------        --------   -------  ------------------   ------------

DIRECTORS CONTINUING IN OFFICE:

Erica D. Dekko (35)          Director               2001   2006         11,283(2)            *
Douglas D. Marsh (63)        Director               1990   2006         10,000(3)            *
Maurice F. Winkler, III (48) Director and           1993   2006         44,581(4)          1.32%
                             President of
                             Peoples Bancorp and
                             Peoples Federal
Bruce S. Holwerda (56)       Director               1998   2007          1,500(5)            *
Stephen R. Olson (61)        Director               2000   2007         21,781(6)            *


NOMINEE FOR TWO-YEAR TERM:

Roger J. Wertenberger (72)   Chairman of            1990   2007        137,379(7)          4.08%
                                the Board

NOMINEES FOR THREE-YEAR TERM:

G. Richard Gatton (62)       Director and           2000   2008         51,745(8)          1.54%
                             President of
                             First Savings
John C. Thrapp (70)            Director             1990   2008         27,732(9)            *


All executive officers and directors of the Company and Bank as a group (10 persons)       9.20%

        * Under 1.0%

1. Computed based upon a total of 3,367,304 issued and outstanding shares of Common Stock as of November 30, 2004.

2. All of the shares owned by Ms. Dekko are owned directly with sole voting and investment power.

3. Of the shares owned by Mr. Marsh, 1,000 shares are held by Mr. Marsh with sole voting and investment power, and 9,000 shares are held in the Judith
     A. Marsh Credit Shelter Trust with Mr. Marsh as beneficiary. The Trust holds sole voting and investment power.

4. Of the shares owned by Mr. Winkler, 36,861 are held by Mr. Winkler with sole voting and investment power and 7,720 shares are held by Mr. Winkler's wife with sole voting and investment power. Mr. Winkler disclaims beneficial ownership of shares held by his wife.

5. All of the shares owned by Mr. Holwerda are owned directly with sole voting and investment power.

6. Includes 5,049 shares of Common Stock subject to options exercisable within 60 days of the voting record date. Also includes, 11,329 shares owned by Mr. Olson with sole voting and investment power, 4,809 shares of Common Stock owned by the spouse of Mr. Olson for which Mr. Olson has no voting or dispositive power and which Mr. Olson disclaims beneficial ownership, and 594 shares that are owned by a partnership that Mr. Olson claims shared voting and investment power. Mr. Olson disclaims beneficial ownership of shares held by his wife.

7. Of the shares owned by Mr. Wertenberger, 86,379 shares are held by Mr. Wertenberger with sole voting and investment power and 51,000 shares are held by Mr. Wertenberger's wife with sole voting and investment power. Mr. Wertenberger disclaims beneficial ownership of shares held by his wife.

8. Includes 23,760 shares of Common Stock subject to options exercisable within 60 days of the voting record date. Also, includes 11,674 shares of Common Stock for which Mr. Gatton shares voting or dispositive power with his spouse, and 16,311 shares for which he has sole voting and dispositive power. Mr. Gatton disclaims beneficial ownership of shares held by his wife.

9. Of the shares owned by Mr. Thrapp, 23,067 shares are held with Mr. Thrapp sharing voting and investment power with his spouse, 3,689 shares he has sole voting and dispositive power and 976 shares are held by Mr. Thrapp's wife with sole voting and investment power. Mr. Thrapp disclaims beneficial ownership of shares held by his wife.

The business experience of each director is as follows:

     Mr. Wertenberger has served as a director of Peoples since joining Peoples in 1954. Mr. Wertenberger became President of Peoples in January 1964 and Chairman of the Board in January 1979. Mr. Wertenberger serves as a director of Peoples Financial Services, Inc., Peoples service corporation subsidiary ("Peoples Financial"). Mr. Wertenberger became President, Director, and Chairman of the Board of the Company upon its inception in 1990. Mr. Wertenberger currently serves as Chairman of the Board and a director of the Company.

     Ms. Dekko has served as a director of Peoples since January of 2000 and was elected as a Director of the Company January 2001. Ms. Dekko completed her MBA from Notre Dame in 2000. She is a Financial Advisor for Dekko Investment Services and Chairman of the Board for Group Dekko. Ms. Dekko also serves as a director of Peoples Financial.

     Mr. Gatton has served as President, Chief Executive Officer of Three Rivers Financial Corporation, and a director of First Savings since December 1990. Prior to joining First Savings Bank, Mr. Gatton served as President of the Bank of Three Oaks, MI and President and CEO of First National Bank of Wabash, IN. Mr. Gatton has been involved in the banking industry since 1966. Upon the merger of Three Rivers Financial Corporation into the Company, Mr. Gatton became a
Director of the Company and retained his position as President and Chief Executive Officer of First Savings.

     Mr. Holwerda was elected a director of Peoples and the Company in 1998. Mr. Holwerda was co-owner of Ambassador Steel Corporation, Auburn, Indiana, and served as Vice President and Chief Operating Officer, positions he held from 1990 to 2004. In 2004, he sold his co-ownership and now serves as Executive Vice President. Mr. Holwerda has worked at Ambassador Steel in various capacities since 1979.

     Mr. Marsh has served as a Director of Peoples since 1982. He currently serves as Principal Broker of Castle One Realty in Auburn, Indiana, and Chairman of the Board of Applied Innovations Inc. in Chicago, Illinois. From 1991 to 1996, Mr. Marsh served as Vice President of Sales for Superior Chaircraft, a division of JSJ Corporation, Grand Haven, Michigan. From 1976 to 1991, Mr. Marsh served as President and Chief Executive Officer of Garrett Industries of Hudson, Indiana. Mr. Marsh also serves as a director of Peoples Financial.

     Mr. Olson has served as Manager of Morton Buildings, Inc., a construction company located in Three Rivers, Michigan, since 1970. Mr. Olson is also on the Board of Directors of Camp Wakeshma, a non-profit summer youth camp. Mr. Olson became a Director of the Company upon the merger of Three Rivers Financial Corporation into the Company, March 2000.


     Mr. Thrapp served as a Director and Officer of First Federal Savings and Loan Association of Kendallville, which, merged with Peoples in August 1990. Since 1962, Mr. Thrapp has been an attorney with the firm of Thrapp & Thrapp in Kendallville, Indiana.

     Mr. Winkler was appointed to the Board of Directors of Peoples and the Company in June 1993. Mr. Winkler joined Peoples in 1979. From 1981 to 1985, he served as Peoples Controller and in December 1985 became Vice President-Operations. Mr. Winkler is the son-in-law of Roger J. Wertenberger. Mr. Winkler assumed the duties of President and Chief Executive Officer of the Company, Peoples, and Peoples Financial effective October 1, 1996. Mr. Winkler also serves as a director of Peoples Financial.

Executive Officers of the Company Who Are Not Directors

The following table lists the executive officers of the Company.

Name                         Age          Position with Peoples Bancorp
-------------------------    ---          ------------------------------

Maurice F. Winkler, III       48         President and Chief Executive Officer
Roger J. Wertenberger         72         Chairman of the Board
Cheryl L. Taylor              54         Secretary
Deborah K. Stanger            48         Treasurer


     Mrs. Stanger joined Peoples in 1989 as Controller. Mrs. Stanger was promoted to Vice President and Chief Financial Officer of Peoples Federal in 1996. Mrs. Stanger was named Treasurer of the Company in January 1999. Mrs. Stanger became the CFO of the Company in 2000.

     Ms. Taylor joined Peoples in April 1986. She has served in various capacities for Peoples and was promoted to insurance agent for Peoples Financial Services, Peoples's wholly owned subsidiary, in November 1991. In August of 2000, Ms. Taylor was promoted to Corporate Secretary for Peoples Bancorp.


Corporate Governance and Other Matters

     The Board of Directors of the Company held twelve meetings during the fiscal year ended September 30, 2004. All directors have attended at least 75% of all Board of Directors' and committee meetings. The Board of Directors encourages the directors to attend the annual meeting of stockholders, absent exceptional cause. All directors attended the 2004 annual meeting of stockholders except Stephen R. Olson.

     The Board of Directors has determined the following directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of the NASDAQ Stock Market: Erica D. Dekko, Bruce
S. Holwerda, Douglas D. Marsh, Stephen R. Olson, and John C. Thrapp.

     Six regular members of the Board of Directors are members of the Executive Committee, which is permitted to act with any three members present in the absence of regularly scheduled Board meetings. The Executive Committee exercises all the authority of the Board of Directors to the extent permitted by the Company's Bylaws. The Executive Committee consists of Roger J. Wertenberger, Chairman, Maurice F. Winkler, John C. Thrapp, Erica D. Dekko, G. Richard Gatton and Douglas D. Marsh. This Committee meets when needed. No meetings were held during Fiscal 2004.

     The Board of Directors has standing Budget, Audit, and Nominating and Governance Committees, each of which is comprised of independent directors. Regularly scheduled executive sessions of the independent directors are held concurrent with Audit Committee meetings.

     The Budget Committee establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries, bonuses, and 401(k) contributions for all employees and executive officers. The members of the Budget Committee are: Douglas D. Marsh, Chairman, Erica D. Dekko, Bruce S. Holwerda, Stephen R. Olson and John C. Thrapp. The Budget Committee held five meetings during the fiscal year ended September 30, 2004.

     The Audit Committee reviews and approves the scope of the audit procedures employed by the Company's independent auditors and meets with the auditors to discuss the results of their examination of the Company's financial statements. The Committee reviews the operations of the Company's internal audits performed by management and the results of its audit procedures. In addition, the Committee reviews all reports prepared in connection with the Company's annual examinations by the regulatory authorities. The members of the Audit Committee are: Erica D. Dekko, Chairman, Bruce S. Holwerda, Douglas D. Marsh and Stephen
R. Olson. All members of the Committee are independent as required by the listing standards of the NASDAQ Stock Market. The Board has determined that Ms. Dekko's credentials and her expertise in finance enable her to serve as the Audit Committee's financial expert as defined in SEC regulations. The Committee held six meetings during the fiscal year ended September 30, 2004.

     The Board of Directors has adopted a written charter for the Audit Committee and reviews and approves changes to the Charter annually. A copy of the Charter is available on the Company's website: www.peoplesbancorp.us.

     The Nominating and Governance Committee meets when director vacancies occur and recommends individuals for nomination to the Company's Board of Directors and to the governing bodies of its subsidiary corporations. The Nominating and Governance Committee consists of four independent directors. The members are:
Steven R. Olson, Chairman, Erica D. Dekko, Bruce S. Holwerda, and Douglas D. Marsh. The Committee held three meetings during the fiscal year ended September 30, 2004. Under the Company's Bylaws, however, nominations may be made by stockholders and voted upon at an annual meeting if made in writing and delivered to the Secretary of the Company at least 20 days prior to the date of the annual meeting. No nominations for directors except those made by the Nominating Committee or by the stockholders in accordance with the Bylaws shall be voted upon at the annual meeting.

     The Board of Directors has adopted a written charter for the Nominating and Governance Committee and reviews and approves changes to the Charter annually. A copy of the Charter is available on the Company's website: www.peoplebancorp.us.

     All directors standing for re-election are existing directors. The Board did not receive any nominees recommended by stockholders or any other matters to be presented for action by the stockholders at the Annual Meeting.


Director Nominations

     The Nominating and Corporate Governance Committee recommends director nominees to the Board annually for election by the shareholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with Peoples Bancorp's bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to the Secretary of Peoples Bancorp (212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706-0231) for delivery to the Chairman of the Nominating and Governance Committee for consideration.

     When submitting a nomination for consideration, a shareholder must provide the following minimum information for each director nominee: full name and address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of Peoples Bancorp shares owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with the Corporation's bylaws (please refer to Article IV, Section 4.14 of the Corporation's bylaws to determine the precise requirements for any shareholder nomination). Nominees may be suggested to the Committee by other directors, members of management, as well as by stockholders. The Committee also has authority to engage consultants to help identify or evaluate potential director nominees.

     In its evaluation of a potential candidate (including a candidate proposed by a stockholder), the Committee will review the nominee's experience, independence, understanding of the banking industry or related industries, the current needs of the Board, and such other factors as the Committee may determine are pertinent in light of the needs of the Board at the time. The Committee will also take into account the ability of a person to devote the time and effort necessary to fulfill his or her responsibilities.


Securities Ownership of Certain Beneficial Owners

     There are no persons known to the Company who own beneficially more than 5% of the Company's common stock as of September 30, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2004, all
Section 16(a) filing requirements applicable to the Company's officers and directors were complied with.

Transactions With Certain Related Persons

     The Banks have followed the policy of offering loans to the Company's and the Banks' directors, officers and employees for the financing of their principal residences. These loans are made in the ordinary course of business on substantially the same terms and collateral, including interest rates, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. The Banks grant consumer loans to directors, officers, and employees at rates and terms applicable to its other customers.

     The Banks have 21 executive officers and directors, and the aggregate total of loans outstanding to these individuals as of September 30, 2004, was $1,090,596.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


Report of the Budget Committee

     The Budget Committee of the Banks establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries and bonuses for all employees and executive officers. All decisions of the Budget Committee are subject to approval by the full Board of Directors. In fiscal 2004, the Board of Directors made no modifications to the Budget Committee's compensation recommendations. In recommending the salaries of the executive officers, the Budget Committee has access to and reviews compensation data for comparable financial institutions. The officers are also evaluated as to their performance during the year and compared to the Bank's performance.

     In making recommendations with respect to executive compensation, the Budget Committee attempts to achieve the following objectives while furthering a policy of cost containment by controlling expenses:

          1. Provide compensation comparable to that which is offered by other similarly situated financial institutions in order to attract and retain talented executives who are critical to the Company's success;

          2.   Reward  executive  officers  based upon their  ability to achieve
               both  short-  and  long-term   strategic  goals  and  to  enhance
               shareholder value; and

          3. Align the interests of the executive officers with the long-term interests of the stockholders by granting stock options and making 401(k) Plan contributions.

     At the present time, the Company's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive bonuses in the form of 401(k) Plan contributions. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions and individual performance. Annual incentive bonuses are tied to the Company's net income performance for the current fiscal year. The Committee believes the 401(k) Plan has a direct relation to the long-term enhancement of shareholder value. These plans are designed to motivate the employee to increase shareholder value.

     For fiscal year 2004, the Budget Committee recommended, and the Board of Directors approved, a salary of $132,500 and a bonus of $7,829 for Mr. Winkler. In addition, Mr. Winkler received long-term compensation in the form of a $5,142 match to his account under the 401(k) Plan. In recommending the salary and bonus amounts for Mr. Winkler, the Budget Committee considered the Company's financial performance, Mr. Winkler's operational performance, and levels of executive compensation at comparable financial institutions. Although Mr. Winkler's compensation is below the median level for the Company's peer group, the Budget Committee believes that the compensation awarded is consistent with the Company's efforts to reward performance and control expenses.

Dated:  September 21, 2004                           BUDGET COMMITTEE
                                                     ----------------

                                                     Douglas D. Marsh, Chairman
                                                     Erica D. Dekko
                                                     Bruce S. Holwerda
                                                     Stephen R. Olson
                                                     John C. Thrapp

Executive Compensation

Summary of Cash and Certain Other Compensation

     The following table sets forth summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer. No other executive officers of the Company had an annual salary and bonus that exceeded $100,000 during each of the last three fiscal years.


                                            Summary Compensation Table

                                      Annual Compensation

                                                    Other Annual     All Other
Name and Principal Position  Year  Salary Bonus  Compensation(1) Compensation(2)
---------------------------  ----  ------ -----  --------------- ---------------

Maurice F. Winkler III        2004 $132,500 $ 7,829     $25,500       $5,142
President and                 2003 $125,000 $12,365     $23,040       $3,710
Chief Executive Officer       2002 $120,000 $10,800     $23,040       $3,811
of Peoples Bancorp

G. Richard Gatton             2004 $122,000 $ 7,500     $ 5,400       $4,004
President and Chief Executive 2003 $117,350 $ 8,400     $ 3,600       $3,520
Officer of First Savings Bank 2002 $112,850 $ 7,000     $ 3,600       $2,734


(1)     The amount shown represents director's fees.
(2) The amount shown represents that portion of the Bank's or First Savings Bank's 401K/ ESOP contribution allocated to the account of Mr. Winkler and Mr. Gatton.


Option Exercises and Holdings

     On November 10, 1998, the Peoples Board of Directors adopted a Stock Option and Incentive Plan ("1998 Plan") that permits the granting of shares of the Company's Common Stock through incentive and non-qualified stock options, as well as stock appreciation rights. Stockholders approved the 1998 Plan on January 13, 1999. The Stock Option Committee, consisting of two or more independent directors, administers the 1998 Plan. The members of the Stock Option Committee are Mr. Thrapp, Mr. Marsh, and Mr. Holwerda.

     Under the 1998 Plan, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1998 Plan is 200,000 (subject to adjustment to prevent dilution). The 1998 Plan shall continue in effect for a term of ten (10) years following its adoption unless sooner terminated. Pursuant to the 1998 Plan, officers, directors, key employees and consultants of the Company (or any Affiliate as defined in the 1998 Plan) may be granted options at an exercise price not less than 100% of the fair market value of the Company's Common Stock on the date of the grant. During fiscal 2004, no options were granted. At September 30, 2004, options to purchase 17,000 shares were outstanding under the 1998 Plan.

     In April 1996, Three Rivers Financial Corporation's Board of Directors adopted, and the stockholders approved, a Stock Option and Incentive Plan (the "Option Plan"). The purpose of the Option Plan is to provide additional incentive to directors and key employees by facilitating their purchase of the stock through incentive and non-qualified stock option, as well as stock appreciation rights. Under the Option Plan, 94,558 shares of the Company's
Common Stock are reserved for issuance. During the fiscal year ended September 30, 2004, no options were granted and 15,706 options were exercised. As of September 30, 2004, options to purchase 64,543 shares were outstanding under the Option Plan.

     The following sets forth certain information concerning unexercised options held at September 30, 2004 for G. Richard Gatton.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED SEPTEMBER 30, 2004 AND FY END OPTION VALUES


Name              Shares      Value        Number of      Value of  unexercised
                  acquired    realized    unexercised    In-the-money options at
                  on exercise            options at FY-    FY-end exercisable
                                         End exercisable   (1)
----------------- ----------- -------- ----------------- -----------------------
G. Richard Gatton   -0-         $0.00     23,760              $258,034
----------------- ----------- -------- ----------------- -----------------------

(1) The value of unexercised in-the-money op is the difference between $22.49, the closing price of the Common Stock on September 30, 2004, and $11.63 the exercise price of the options, multiplied by the number of exercisable and un-exercisable shares subject to the options, respectively.

     During fiscal 2004, the Company's Chief Executive Officer, Maurice F. Winkler III, did not own or exercise any stock options of the Company.

Defined Benefit Pension Plan

     Both Banks maintain a defined benefit pension plan (the "Retirement Plan") for all eligible employees (the "Participants"). In order to be eligible to participate, an employee must attain age 21 and complete 1,000 hours of credited service during an eligibility computation period. The Retirement Plan is funded solely by Bank contributions and generally provides for vested benefits to Participants with 100% vesting after five years of credited service. Total Retirement Plan expenses for the fiscal year ended September 30, 2004, were $521,409. At September 30, 2004, the Retirement Plan was fully funded.

     A Participant's benefit at normal retirement age (65) is dependent upon his total years of credited service and his average annual salary for the five consecutive years of highest salary during credited service. However, the benefit so determined is subject to proportionate reduction for credited service of fewer than 30 years at normal retirement age, and is also subject to actuarial reduction for commencement of benefit payment prior to normal retirement age. The Retirement Plan also provides a death benefit payment in the event of death prior to retirement.

     The table below shows estimated annual benefits (computed on the normal life annuity basis) payable under the Company's Retirement Plan to any employee upon retirement in 2004 at age 65 after selected periods of service. There is no benefit reduction for Social Security or other offset amounts.


Renumeration                               Years of Service
        -----------------------------------------------------------------------
        10 Years 15 Years 20 Years 25 Years 30 Years 35 Years 40 Years 45 Years
        -------- -------- -------- -------- -------- -------- -------- --------
 50,000  10,000   15,000   20,000   25,000   30,000   35,000   40,000    45,000
 75,000  15,000   22,500   30,000   37,500   45,000   52,500   60,000    67,500
100,000  20,000   30,000   40,000   50,000   60,000   70,000   80,000    90,000
150,000  30,000   45,000   60,000   75,000   90,000  105,000  120,000   135,000
200,000  40,000   60,000   80,000  100,000  120,000  140,000  160,000   180,000
250,000  50,000   75,000  100,000  125,000  150,000  175,000  200,000   225,000

Bonus Plan

     Both Peoples and First Savings have bonus plans for all employees. The plans do not apply to employees of subsidiaries or affiliates of the Banks. Under the plans, bonus money is made available to the extent of the net profits of the Bank up to 10% of an employee's base annual salary as defined in the plan. The determination of the amount of a bonus to be paid under the plan is made by the Board of Directors in its sole discretion, after consideration and recommendation by the Budget Committee, based on profitability of the Bank.

     During the fiscal year ended September 30, 2004, bonuses under the plans aggregating $246,789 were paid to employees of the Banks. Amounts allocated under the bonus plan are included in the Summary Compensation Table.

Recognition and Retention Plan and Trust

     In April 1996, the Three Rivers Financial Corporation's Board of Directors adopted, and the stockholders approved, the Recognition and Retention Plan and Trust (the "RRP"), as a means of providing the directors and employees of First Savings and Three Rivers Financial Corporation in a manner designed to encourage such persons to continue their service with First Savings and Three Rivers Financial Corporation. During fiscal year ended September 30, 2004, no shares of restricted stock were granted pursuant to the RRP. At September 30, 2004, there were no shares outstanding under the RRP.

Employment Agreements

     Effective November 16, 2004, Mr. Maurice F. Winkler III, a director and Chief Executive Officer of the Company and President and Chief Executive Officer of Peoples entered into an employment agreement with the Company and Peoples. The employment agreement provides for full-time employment for a period of three years as President and Chief Executive Officer of the Company and Peoples. The agreement provides for a base salary of $132,500 per year subject to cost of living increases or decreases in certain circumstances. Additionally, upon a change in control of the Company or Peoples, as defined in the agreement, Mr. Winkler will receive 2.99 times his base salary plus 2.99 times the average amount of any bonus compensation earnings during the three year period prior to any change in control, plus certain other benefits as provided for in the agreement. In addition, Mr. Winkler will be eligible to receive such benefits as are made available to senior executives of Peoples.

     Effective February 29, 2000, upon the merger of Three Rivers Financial Corporation into the Company, Mr. G. Richard Gatton, a director of the Company and the President and Chief Executive Officer of First Savings entered into an employment agreement with the Company. The employment agreement provides for full-time employment for at least three years and a part-time employment for three years at a reduced salary. Each of these periods may be extended upon agreement of the parties. Mr. Gatton will receive a base salary of $112,850 under the employment agreement, which will be reduced to $75,000 upon entering the part-time phase of the agreement. If Mr. Gatton works for the term provided in the employment agreement, he will receive additional retirement benefits equal to the lost retirement benefits he would have received under the First Savings Bank retirement plan had he remained employed with First Savings Bank until age 65. Moreover, under the employment agreement, Mr. Gatton's unvested stock options will vest upon his termination of employment for any reason. Mr. Gatton will remain President and Chief Executive Officer of First Savings.

Director Compensation

     Directors of the Company received fees of $5,400 for Fiscal 2004 for serving as directors of the Company. Directors of Peoples currently receive $12,000 per year and Directors of First Savings currently receive $8,100 per year. For the fiscal year ended September 30, 2004, directors' fees for the Company, Peoples, and First Savings totaled $171,900. In addition, Directors Emeritus of Peoples are paid for each meeting at a monthly fee equal to the fee they received at the time of retirement from the Board. For the fiscal year ended September 30, 2004, Director Emeritus fees totals $58,100.

     Directors are also eligible to receive awards under the Company's 1998 Stock Option and Incentive Plan. During the fiscal year ended September 30, 2004, no options were granted to directors.

Audit Committee Report, Charter, and Independence

     Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Company's financial statements for the fiscal year ended September 30, 2004, included in the Company's Shareholder Annual Report accompanying this Proxy Statement ("2004 Audited Financial Statements").

     The Committee has reviewed and discussed the Company's 2004 Audited Financial Statements with the Company's management.

     The Committee has discussed with its independent auditors (BKD LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Holding Company's financial statements.

     The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No.1 (which related to the auditor's independence from the Company and its related entities) and has discussed with the auditors the auditors' independence from the Company.

     Based on review and discussions of the Company's 2004 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's 2004 Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

     This Report respectfully submitted by the Audit Committee of the Company's Board of Directors.

                                                 Audit Committee Members
                                                 Erica D. Dekko, Chairman
                                                 Bruce S. Holwerda
                                                 Douglas D. Marsh
                                                 Stephen R. Olson

     Audit Committee Charter. The Board of Directors has adopted a written charter for the Audit Committee. The Board of Directors reviews and approves changes to the Audit Committee Charter annually. A copy of the Charter is available on the Company's website: www.peoplesbancorp

Accountant's Fees

     Audit Services. The firm of BKD, LLP (BKD) served as our independent public accountants for each of our last two fiscal years ended September 30, 2003 and 2004. The aggregate fees billed by BKD for the audit of our financial statements included in our annual report on Form 10-K and for the review of our financial statements included in our quarterly reports on Form 10-Q for our fiscal years ended September 30, 2003 and 2004, were $67,500 and $69,306, respectively.

     Audit-Related Fees. There were no fees billed in fiscal 2003 or 2004 for assurance and related services by BKD that are reasonably related to the audit or review of our financial statements and that were not covered in the Audit Fees disclosure above.

     Tax Fees. The aggregate fees billed in each fiscal 2003 and 2004 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $11,900 and $14,940, respectively.

     All Other Fees. There were no fees billed in fiscal 2003 or fiscal 2004 for professional services rendered by BKD except as disclosed above

     Pre-Approval Policies and Procedures. The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BKD, LLP in 2004. Consistent with the Audit Committee's responsibility for engaging the Company's independent accountants, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing services provided by BKD, LLP.

Compensation Committee Interlocks and Insider Participation

     No person who served as a member of the Budget Committee during the 2004 fiscal year has ever been an officer or employee of the Company or any of its subsidiaries, except for John Thrapp, who had served as Asst. Trust Officer of the Bank without compensation from 1990 to 2003. During the 2004 fiscal year, no executive officer of the Company or the Banks served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a director or member of the Budget Committee of the Company or the Bank.

Performance Graph

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock with (i) the cumulative total return of the NASDAQ market index and (ii) the cumulative total return of the SNL Midwest Thrift Index comprised of all mid-west publicly traded savings and loan associations and savings and loan holding companies over the periods indicated. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.


               COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG PEOPLES BANCORP, THE NASDAQ MARKET INDEX, AND THE SNL MIDWEST THRIFT INDEX

     The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.



                                   PROPOSAL 2

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of BKD LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2005. A proposal to approve the appointment of BKD LLP, will be presented to the Company's stockholders at the Meeting. Representatives of BKD LLP, are expected to be present at the Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they desire.

     The Board of Directors unanimously recommends that stockholders vote "FOR" the appointment of BKD LLP.


COSTS OF SOLICITATION

     The costs of this proxy solicitation will be paid by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person or by telephone, telegram or other means. Company personnel will not receive any additional compensation for solicitation of proxies unless such solicitation requires such persons to work overtime. If deemed necessary, the Company may retain a proxy solicitation firm. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred therewith.

                             FORM 10-K ANNUAL REPORT

     THE COMPANY WILL PROVIDE (WITHOUT CHARGE) TO ANY STOCKHOLDER SOLICITED HEREBY A COPY OF ITS 2004 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON THE WRITTEN REQUEST OF SUCH STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S SECRETARY, 212 WEST 7TH STREET, P. O. BOX 231, AUBURN, INDIANA 46706.


                                  OTHER MATTERS

     The management does not know of any other matters to be presented for action by the stockholders at the annual meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.


                             STOCKHOLDERS' PROPOSALS

     The Company must receive all proposals of stockholders to be presented for consideration at the next annual meeting and included in the proxy statement in writing no later than August 15, 2005. Send all proposal requests to the Company's Secretary, 212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706.

     Such proposal must comply with SEC proxy rules, including Rule 14a-8. Stockholder proposals that are not intended to be included in the proxy statement must be received by the Company at least twenty (20) days before the date of the Annual Meeting (except that if less than thirty (30) days notice of the date of the annual meeting is given to stockholders, the proposal must be received no later than the close of business on the 10th day preceding the meeting). If the Company does not receive notice of a stockholder proposal by October 26, 2005, then the persons named in the proxy will have the discretionary authority to vote on such matter at the 2006 annual meeting of stockholders. All proposals must comply with the requirements of the Company's bylaws, a copy of which may be obtained upon written request to the Company's Secretary.


                          STOCKHOLDER'S COMMUNICATIONS

     Any stockholder desiring to contact the Board of Directors, or any individual director serving on the Board, may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable), care of the Corporate Secretary, Peoples Bancorp, 212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706. Any proper communication so received will be processed by the Corporate Secretary. Unless in the judgment of the Corporate Secretary the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), such communication will be promptly delivered to the Chairman of the Board or, as appropriate, to the members(s) of the Board named in the communication. During Fiscal 2004, the Board received no communications from stockholders.


                                  HOUSEHOLDING

     We have adopted a new procedure approved by the SEC called "householding". Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

     If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing at P. O. Box 231, Auburn,

Indiana 46706 or by telephone 260-925-2500. You may opt-out of householding at any time prior to thirty (30) days before the mailing of proxy materials in December of each year by notifying us at the address above.

     If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.






December 10, 2004                                                PEOPLES BANCORP